EXHIBIT 22

                              List of Subsidiaries
                                       of
                          Health Risk Management, Inc.


Health Resource Management Ltd., an Alberta corporation

HRM Claim Management, Inc., a Minnesota corporation

Institute for Healthcare Quality, Inc., a Minnesota corporation

Health Benefit Reinsurance, Inc., a Michigan corporation

Health Program Managers, Inc., a California corporation